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                                                                    Exhibit 99.1


 Contact:   David G Baker
            President and Chief Executive Officer
            (973)-694-0330


                   LINCOLN PARK BANCORP ANNOUNCES EARNINGS FOR
                           SEPTEMBER 30, 2006 QUARTER
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LINCOLN PARK, NEW JERSEY, OCTOBER 31, 2006 - Lincoln Park Bancorp (the
"Company"), the holding company of Lincoln Park Savings Bank, announced net income of $53,000 for the third quarter ended September 30 2006 as compared to net income of $165,000 for the third quarter of 2005. The decrease in net income was primarily due to increases in total interest expense, and total non-interest expense.

Total interest income increased to $1.3 million for the three months ended September 30, 2006 when compared to $1.1million for the three months ended September 30, 2005. Total interest expense increased to $676,000 for the three months ended September 30, 2006, when compared to $449,000 for the same period in 2005. The increase in interest expense was primarily due to the cost of borrowed money and deposits, which caused a decrease in net interest income to $583,000 for the three months ended September 30, 2006, as compared to $696,000 for the three months ended September 30, 2005.

At September 30, 2006, the Company had total assets of $95.8 million and stockholders' equity of $13.3 million. In addition, the Company had net loans of $69.0 million, total deposits of $56.0 million and total borrowings of $26.0 million as of September 30, 2006.

Lincoln Park Savings Bank is a New Jersey state-chartered savings bank that conducts its business from its main office in Lincoln Park, New Jersey. The Company's common stock is traded on the OTC Bulletin Board under the symbol "LPBC".

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, thereafter, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.